Exhibit 99.1
Internal Fixation Systems, Inc. Enters into
$7.5M Equity Purchase Agreement with Hyde Park Advisors, LLC, an Affiliate of Institutional Investor Central Park Financial

May 24, 2012

MIAMI, FL-- Internal Fixation Systems, Inc. (OTCBB:TXTM) (the "Company"), a manufacturer and marketer of orthopedic, spinal and podiatric implants, today announced that the Company has entered into an equity credit agreement with Hyde Park Advisors, LLC (“Hyde Park”), an affiliate of Central Park Financial, a N.Y. based institutional investor.

Under the agreement, subject to various conditions and certain limitations, Hyde Park has agreed to purchase up to a maximum of $7.5 million in the Company's common stock in limited amounts during the period commencing on the effective date of a registration statement to be filed with U.S. Securities and Exchange Commission in connection therewith and ending on the earlier of: (i) the date on which Hyde Park has purchased the shares of our common stock pursuant to the agreement for an aggregate maximum purchase price of $7,500,000; or (ii) 24 months from the effective date of the registration statement filed in connection therewith.  Hyde Park's commitment is subject to certain conditions, including limitations based upon the trading volume of the Company’s common stock.  The purchase price to be paid by Hyde Park will be 91% of the market price of our common stock on the date the purchase price is calculated.

Under the agreement, our ability to draw on the facility as and when we deem it to be appropriate, and Hyde Park's commitment to purchase our common stock, is subject to certain conditions, including limitations based upon the trading volume of our common stock.  The maximum amount that we are entitled to put to Hyde Park in any one notice is that number of shares of common stock equal to the lesser of (a) $250,000; or (b) 375% of the average of the dollar volume of the shares of our common stock on the principal trading exchange for our common stock for the 15 trading days immediately preceding the put date; provided that the number of put shares to be purchased by Hyde Park would not result in Hyde Park owning more than 4.99% of all of our common stock as would be outstanding on such closing date.  The agreement provides for the payment by us of liquidated damages if we do not issue shares of our common stock to Hyde Park within 5 days of the closing date of a put.

No placement agent or underwriting fees are payable in connection with this transaction.  Pursuant to the terms of the agreement, we agreed to pay to Hyde Park a commitment fee of  $75,000 which shall be paid by us issuing (i) on the execution date of the Equity Credit Agreement shares of our common stock having a value equal to $50,000 based upon a deemed valuation equal to the average closing bid prices of our stock on the five (5) trading days preceding such execution and (ii) on the date of the filing with the SEC of the initial registration statement required to be filed under the Equity Credit Agreement, a number of shares of common stock having a value equal to $25,000 based upon a deemed valuation equal to the average closing bid prices of our stock on the 5 trading days preceding such filing.  In accordance with the terms of the Equity Credit Agreement, we intend to issue 300,000 restricted shares of our common stock to Hyde Park as the first payment owed for the commitment fee.

The Company, at its sole discretion, will have the right, but no obligation, to sell shares to Hyde Park from time to time over the 24-month commitment period. The purchase agreement may be terminated by the Company at any time.

Stephen J. Dresnick, President and CEO of the Company, commented, “This Equity Credit facility will enable IFS to continue to grow and to be able to expand our product line," say CEO Stephen Dresnick."The Company will have the ability to draw money on this facility when the company needs it. This credit facility will also allow us the flexibility to bring in other investors."

About Internal Fixation Systems, Inc.

Internal Fixations Systems, Inc. manufactures and markets orthopedic, spinal and podiatric implants.  The Company focuses on widely used, market proven products used to treat common fractures.  The Company's Advisory Panel, consisting of nationally recognized surgeons, provides input on how to improve its implant designs, and the resulting products incorporate doctor requested enhancements and are priced at 40-60% less than the competition.  The Company's customers include ambulatory surgery centers, hospitals and orthopedic surgeons.  Please contact us for more information about our product and business model.

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Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements contained in this press release include, statements regarding our anticipated use of capital.  All forward-looking statements in this press release are made as of the date of this press release, and the Company assumes no obligation to update these forward-looking statements other than as required by law.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the risk that we may not meet the conditions for use of the equity line and will be unable to receive any funding from the equity line , that our financing needs and use of proceeds may vary from those specified and the risk factors discussed in the Business and Management’s Discussion and Analysis sections in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings are available at www.sec.gov .

Contact:

Internal Fixation Systems, Inc.
Stephen J. Dresnick, M.D., 786-268-0995
President and Chief Executive Officer